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                                                                    EXHIBIT 10.2


                                November 7, 1997


Mr. George O. Moorehead
5339 East LaFayette Boulevard
Phoenix, Arizona  85018

     RE:  SEPARATION AGREEMENT

Dear Mr. Moorehead:

     This letter (the "Letter Agreement") will confirm our understanding with respect to your separation, in each and every capacity, from Metal Management, Inc. ("MTLM") and its wholly-owned subsidiary, EMCO Recycling Corporation ("EMCO"). We each acknowledge that this Letter Agreement is intended to resolve all matters between you, MTLM and EMCO. This letter Agreement is not an admission of fault or liability on your part, or on the part of MTLM and/or EMCO. Subject to each party's continuing to comply with the terms of this Letter Agreement, you, MTLM and EMCO agree as follows:

     1. Effective immediately, you will allow MTLM to make any and all changes to the business and operations of EMCO that MTLM, in its sole discretion, deems appropriate. You will not be asked to implement any such changes. You will not have any mandatory office hours or duties between the date of this Letter Agreement and the date of your resignation. Your present duties will be delegated by MTLM to other parties.

     2. Contingent upon the closing of the merger of CIM Acquisition Co., an Illinois corporation and a wholly-owned subsidiary of MTLM, with Cozzi Iron & Metal, Inc. (the "Cozzi Merger"), the following actions shall occur:

           (a) You acknowledge that you have not been nominated for re-election to the board of directors of MTLM at the upcoming annual meeting of stockholders of MTLM. MTLM, however, will reimburse you for your reasonable


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     Mr. George O. Moorehead
     November 26, 1997
     Page 2

      expenses of attending such annual meeting. Also, effective upon the closing of the Cozzi Merger, you hereby resign from the board of directors of EMCO and as an officer and employee of EMCO and MTLM.

           (b) Upon closing of the Cozzi Merger you will receive a payment of $250,000, subject to all applicable taxes, as a termination payment;

           (c) You shall have the continuing right to "net exercise" (i.e., cashless exercise) the MTLM options and/or warrants previously granted to you; provided, however, that MTLM may refuse to "net exercise" any warrants and/or options due to restrictions imposed by the rules and regulations of the Securities Exchange Commission or the national securities exchange upon which the stock of MTLM is then traded ("Restrictions"). In the event MTLM is unable to "net exercise" the warrants and/or options because of Restrictions, you may again request the "net exercise" of the warrants and/or options at such later times as you shall select subject to the above refusal rights of MTLM during periods which Restrictions exist.

           (d) You will additionally receive the following fringe benefits for a period of five (5) years from the date of this Letter Agreement, subject, however, to off-set or elimination if the same or similar fringe benefits are provided by another employer during such five (5) year period:

                  (i) Medical Insurance consistent with that received by MTLM
             Executive Committee members;

                  (ii) Dental Insurance consistent with that received by any
             MTLM Executive Committee members (if any is provided);

                  (iii) $1,000-per-month car allowance, plus reimbursement for reasonable gasoline, oil, repair and maintenance expanses; and

                  (iv) Reasonable reimbursement for your home office, home
             office fax line, and cellular phone.



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Mr. George O. Moorehead
November 26, 1997
Page 3

           (e) You will receive the following fringe benefits for twenty-four
      (24) months from the date of this Letter Agreement subject to offset or elimination if the same or similar benefits are provided by another employer during such twenty-four (24) month period:

                  (i) Whole life insurance in the amount of $750,000 to be
             owned by you with all such beneficiary designations subject to your control;

                  (ii) Term life insurance in the amount of $750,000 to be
             owned by you with all such beneficiary designations subject to your control;

           (f) Title to the furniture in your office at 3700 West Lower Buckeye Road, Phoenix, Arizona, and title to your home office phone, home office fax machine, and home office computer.

                  (i) You acknowledge that the consideration you are receiving pursuant to this Letter Agreement is in addition to that to which you might otherwise be entitled.

     4. Simultaneous with the closing of the Cozzi Merger, you will deliver to MTLM a fully-executed original of the Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement attached hereto as Exhibit A. The terms and provisions of the Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement are incorporated herein by reference as though fully set forth herein.

     5. MTLM shall make such disclosure of the terms and conditions of this Letter Agreement as is deemed necessary by MTLM's securities counsel. You will have a reasonable opportunity to provide comments to MTLM about any such disclosure, but no right to approve or restrain any such disclosure.

     6. You agree to refrain from making any press release, any other public disclosure or any statements, disparaging or otherwise, regarding this Letter Agreement, MTLM, EMCO or any of their affiliates, without the express prior written consent of MTLM except as may be required by law.

     7. You acknowledge that on or about the closing of the Cozzi Merger, Gerard M. Jacobs and T. Benjamin Jennings will terminate their existing employment agreements


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Mr. George O. Moorehead
November 26, 1997
Page 4

with MTLM, and will enter into new employment agreements with MTLM, and that as an inducement to enter into such new employment agreements they will receive significant warrants and/or options to acquire MTLM common stock. You further acknowledge that Donald F. Moorehead, Jr. may also receive significant warrants and/or options to acquire MTLM common stock in recognition for his role as Vice-Chairman of MTLM.

     8. Effective immediately upon the closing of the Cozzi Merger set forth in paragraph 2 above, and payment of the obligation required by sub-paragraph 2(b) above, your employment agreement (the "Employment Agreement") dated April 11, 1996, by and between General Parametric Corporation (n/k/a MTLM) and you shall terminate and shall thereafter be of no force or effect and neither party shall have any further or continuing obligations thereunder except for the obligations of indemnity to you contractually provided, if any, and as otherwise are provided by MTLM or EMCO currently pursuant to its Articles of Incorporation, Bylaws and policies adopted by the Board of Directors or statute to officers and directors of MTLM and/or EMCO.

     9. You hereby release and forever discharge MTLM and EMCO, their officers, directors, shareholders, employees, agents, affiliates, and successors and assigns, from any and all claims, liabilities, debts, contracts, covenants, actions or causes of action arising on or before the date of execution of this Letter Agreement (other than the obligations undertaken by MTLM and /or EMCO in this Letter Agreement), including but not limited to any claims, liabilities, debts, contracts, covenants. actions or causes of action arising out of or in connection with your Employment Agreement, any claim you may have under the Age Discrimination in Employment Act of 1967, as amended, your employment relationship with MTLM or your position as an officer and/or director of EMCO and/or MTLM.

     10. MTLM and EMCO, their officers, directors, employees, agents, affiliates, successors and assigns, hereby release and forever discharge you from any and all claims, liabilities, debts, contracts, covenants, actions or causes of action arising on or before the date of execution of this Letter Agreement (other than the obligations undertaken by you in this Letter Agreement).

     11. Each party executing this Letter Agreement warrants to the other that they have the full power and authority to enter into this Letter Agreement and to bind the applicable party thereto and that each party has been represented and advised by his or its own legal counsel.



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Mr. George O. Moorehead
November 26, 1997
Page 5

     12. MTLM shall pay all reasonable legal fees and expenses incurred by you with respect to the preparation, analysis and negotiation of this matter and shall pay all such reasonable fees and expenses, if any, incurred in the enforcement of any right or benefit provided by this Letter Agreement. MTLM authorizes Mr. Moorehead to release the $9,000 EMCO retainer check to Jones, Skelton & Hochuli for this matter upon execution of this Letter Agreement.

     13. If you choose, you have up to twenty-one (21) days to consider whether to sign this Letter Agreement and seven (7) days after signing the Letter Agreement to revoke your acceptance. Any such revocation must be in writing and delivered to MTLM in care of T. Benjamin Jennings.

     14. MTLM shall deliver to Donald F. Moorehead, Jr., the signed checks which make up the payment described in paragraph 2(b) above to be held by Donald F. Moorehead, Jr., on behalf of MTLM and to be distributed by him pursuant to the terms of this Letter Agreement.

     15. Donald F. Moorehead, Jr., shall not be responsible or liable to any person or entity, whether or not a party to this Letter Agreement, for any act or omission of any kind so long as he has acted in good faith pursuant to the provisions of this Letter Agreement.


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Mr. George O. Moorehead
November 26, 1997
Page 6

     This Letter Agreement sets forth all the terms of your separation from MTLM and EMCO. Each party expressly acknowledges, by executing below, that the obligations of the non-defaulting party shall terminate in the event a party breaches his or its obligations under this Letter Agreement or the Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement.


                                         Very truly yours,

                                         METAL MANAGEMENT, INC.



                                         By:
                                             Gerard M. Jacobs, President


                                         EMCO RECYCLING CORPORATION



                                         By:
                                             Its:


     The undersigned has accepted and discussed with his legal counsel and executed this Letter Agreement intending to be legally bound as of the day and year first above written.



George O. Moorehead


     The undersigned hereby agrees to act on behalf of MTLM in accordance with terms and provisions of this Agreement.



Donald F. Moorehead, Jr.

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Mr. George O. Moorehead
November 26, 1997
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